EXHIBIT 77.C

OTHER MATTERS

Section 30 and Rule 30d-1(b) under the Investment Company Act of 1940, as amended, requires registered management investment companies to furnish information relating to any matter submitted during the reporting period to a vote of Shareholders of the Trust. John Hancock Variable Series Trust I solicited a vote at special meeting of Contract owners/Policyholders held on April 6, 2001 on the following matters:

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 For the Active Bond II Fund (formerly, CORE Bond Fund):                          For      Against     Abstain
                                                                                  ---      -------     -------
 To approve a new Sub-Investment Management Agreement among the Trust,   John     92%        0%          8%
 Hancock, and John Hancock Advisers, Inc.

 To approve an amendment to the current Investment Management Agreement           52%        40%         8%
 between the Trust and John Hancock, reflecting an increase in this Fund's investment advisory fee.

 For the Large Cap Value Fund:

 To approve an amendment to the current Sub-Investment Management Agreement       88%        4%          8%
 among the Trust, John Hancock, and T. Rowe Price Associates, Inc., reflecting a decrease in this Fund's sub-investment advisory fee.

 To approve an amendment to the current Investment Management Agreement           68%        23%         9%
 between the Trust and John Hancock, reflecting an increase in this Fund's investment advisory fee.

 For the Large Cap Value CORE II Fund (formerly, American Leaders
 Large Cap Value Fund ):

 To approve a new Sub-Investment Management Agreement among the Trust, John       100%       0%          0%
 Hancock, and Goldman Sachs Asset Management, a unit of the Investment
 Management Division of Goldman, Sachs & Co.

 To approve an amendment to the current Investment Management Agreement           80%        19%         1%
 between the Trust and John Hancock, reflecting an increase in this Fund's investment advisory fee.

 For the Money Market Fund:

 To approve a new Sub-Investment Management Agreement among the Trust, John       81%        9%          10%
 Hancock, and Wellington Management Company, LLP.

 For the Large/Mid Cap Value II Fund (formerly, Mid Cap Value Fund):

 To approve a new Sub-Investment Management Agreement among the Trust, John       83%        7%          10%
 Hancock, and Wellington Management Company, LLP.

 To approve an amendment to the current Investment management Agreement           69%        21%         10%
 between the Trust and John Hancock, reflecting an increase in this Fund's investment advisory fee.

For the Small Cap Value Fund (formerly,  Small/Mid Cap Value Fund):

To approve a new Sub-Investment Management Agreement among the Trust, John        87%        4%          9%
Hancock, and T. Rowe Price Associates, Inc.

To approve an amendment to the current Investment Management Agreement between    75%       17%          8%
the Trust and John Hancock, reflecting an increase in this Fund's investment advisory fee.
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